Exhibit 99.1

Lydall, Inc.	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2307	www.lydall.com

News Release

LYDALL ANNOUNCES CFO DEPARTURE

MANCHESTER, CT – APRIL 13, 2015 – Lydall, Inc. (NYSE: LDL) announced today that Robert K. Julian, Executive Vice President and Chief Financial Officer, has resigned his position with the Company to pursue another career opportunity. Mr. Julian plans to continue as Chief Financial Officer of the Company through May 1, 2015 to facilitate an orderly transition of his responsibilities. The Company intends to initiate a search process for the Chief Financial Officer position.

Dale G. Barnhart, President and Chief Executive Officer of Lydall, said “We thank Robert for his leadership and contributions to our success, including the development of a strong global finance team. We wish him well in his new endeavors.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

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For further information: David D. Glenn Vice President, Business Development and Investor Relations Telephone 860-646-1233 Facsimile 860-646-4917 info@lydall.com www.lydall.com